Russell Exchange Traded Funds Trust

Russell Equity ETF

Matters Submitted to a Vote of Shareholders – March 31, 2013 (Unaudited)

There was a Special Meeting of the Russell Exchange Traded Funds Trust (the “Investment Company”) held at 1301 2nd Ave, 18th Floor, Seattle, Washington 98101 on October 26, 2012.

THE FOLLOWING MATTERS WERE VOTED UPON AT THE MEETING

The result of each vote accompanies the description of each matter.

1. Election of new Trustees of the Investment Company

Vote:

	For	% Votes Cast	Withheld	% Votes Cast
Sandra Cavanaugh	132,017	99.93%	100	0.08%
Daniel P. Connealy	131,968	99.89%	149	0.11%
Thaddas L. Alston	131,968	99.89%	149	0.11%
Kristianne Blake	132,017	99.93%	100	0.08%
Cheryl Burgermeister	132,017	99.93%	100	0.08%
Jonathan Fine	131,968	99.89%	149	0.11%
Raymond P. Tennison, Jr.	131,968	99.89%	149	0.11%
Jack R. Thompson	131,968	99.89%	149	0.11%
Julie W. Weston	132,017	99.93%	100	0.08%

2. Adoption of an Amendment to the Investment Company’s Second Amended and Restated Agreement and Declaration of Trust regarding reduction of the time period between notice of a liquidation and the termination of the Russell Equity ETF

Vote:

For	Against	Broker Non-Vote
7,594	169	124,353